EXHIBIT 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20180114241-14

Filing Date and Time 03/12/2018 1:11 PM

Entity Number C184-2001

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

Sport Endurance, Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

The Corporation shall be authorized to issue 600,000,000 shares of capital stock, par value $0.001, which shall be comprised of 580,000,000 shares of common stock and 20,000,000 shares of preferred stock. Of the 20,000,000 shares of preferred stock, 1,000 shares of preferred stock shall consist of Series A Preferred Stock.
The Board of Directors shall have the power to issue the remaining shares of preferred stock and to prescribe the classes, series and the number of each class or series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock.
3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4.	Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15